Exhibit 5.2

June 11, 2021

Applied Optoelectronics, Inc.

13139 Jess Pirtle Blvd.

Sugar Land, TX 77478

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of Shares of Common Stock of Applied Optoelectronics, Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-217871) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 280,430 shares of common stock of the Company (the “Rollover Shares”), which previously may have been issuable under the Company’s Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”), and which going forward may be issued pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) to the extent not issued under the 2013 Plan.

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Rollover Shares issued by the Company pursuant to the 2021 Plan, upon registration by its registrar of such Rollover Shares and the issuance thereof by the Company in accordance with the terms of the 2021 Plan, and the receipt of consideration for such Rollover Shares in accordance with the terms of the 2021 Plan, will be legally issued, fully paid and nonassessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP
PERKINS COIE LLP